12401 South 450 East	Avenida 16 de Julio No. 1525
Building D1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2)233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

GOLDEN EAGLE ANNOUNCES JULY PRODUCTION FROM
BOLIVIAN GOLD MINE

Company Operates at Full Capacity for Last Ten Day’s of July

        SALT LAKE CITY, UTAH — (BUSINESS WIRE) – August 5, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Cangalli, Bolivia gold operation, on which final construction for a new expanded capacity of 3,500 tpd was completed July 1, 2003, operated for the last 10 days of July at full capacity. Ore was processed from both the Company’s interior mine block caving operation, as well as its open pit.

        For the entire month of July while in its start-up phase, the operation processed 47,300 tons of ore, with an average gold grade of .654 grams per cubic meter, or .327 grams per ton. Total gold production of 15,467 grams, or 497 troy ounces, resulted in one of the highest one-month figures since Golden Eagle’s Cangalli mine initiated operations on September 30, 2002.

        “We are extremely pleased with our Cangalli operation’s performance during the last ten days of July,” stated Terry C. Turner, Golden Eagle’s CEO. “We have learned valuable lessons about processing at this higher production level. These lessons will help us reach our goal of maintaining consistent, sustained full capacity production in the future, which the company projects will result in positive cash flow.”

        Eagle E-mail Alerts: Over 2,300 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@earthlink.net.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company located in Salt Lake City, Utah, and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District, an area estimated to have produced 32 million ounces of gold in its known history, located in western Bolivia; and initiating operations mining gold and copper on its 127,500 acres in the Ascension Gold/Copper Trend in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having supported many humanitarian programs at its mine site in the Tipuani Gold District. For the past six years, the Company has provided the only hospital, doctor and nurse in Cangalli, Bolivia. Golden Eagle also has provided for the educational needs of the students in that area, and many welfare needs in the community. The Company highly recommends that you review its disclosures, risk statements, previous press releases, and reports filed with the SEC found at its website: www.geii.com.

      Forward-Looking Statements and Disclosure of Risk

The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” and other terms denoting future possibilities, are forward-looking statements in accordance with the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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